[Robins, Kaplan, Miller & Ciresi L.L.P. letterhead]

February 28, 2002

Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, MN 55344

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of (i) $402,500,000 aggregate principal amount of the 2.2% Convertible Subordinated Debentures due January 15, 2022 (the "Debentures") of Best Buy Co., Inc. (the "Company"), (ii) the shares of the Company's common stock, par value $0.10 per share (the "Shares") issuable upon conversion of the Debentures, and (iii) a guarantee of the Debentures by Best Buy Stores, L.P., an indirect subsidiary of the Company (the "Guarantee"). All of the Debentures, Shares and the Guarantee are being registered on behalf of the holders of the Debentures.

        We have acted as counsel for the Company and Best Buy Stores, L.P. in connection with the preparation and filing of the Registration Statement. For purposes of our opinion, we have examined and relied upon signed copies of the Registration Statement filed with the Commission as of the date hereof and such other documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals of all documents submitted to us as copies.

        We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America.

        Based upon the foregoing, we are of the opinion that the Debentures have been duly authorized and validly issued, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by judicial limitations on the right of specific performance; that the Shares, when issued upon conversion of the Debentures, will be duly authorized, validly issued and fully paid and nonassessable; and that the Guarantee has been duly authorized and validly issued, and constitutes the valid and binding obligation of Best Buy Stores, L.P., enforceable against Best Buy Stores, L.P. in accordance with its terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by judicial limitations on the right of specific performance.

        This opinion letter is issued as of the date hereof and is limited to the laws now in effect, and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

        We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Securities."

                      Yours very truly,

                      /s/  ROBINS, KAPLAN, MILLER & CIRESI L.L.P.